Firm ties WuXi buy to vote by investors

Charles River Labs to abide by results

By Robert Weisman, Globe Staff  |  July 14, 2010

Moving to placate big investors opposed to its proposed $1.6 billion purchase of a Chinese drug company, Charles River Laboratories International Inc. yesterday promised it would abide by the results of an Aug. 5 shareholders vote on the deal.

Company executives, meanwhile, stepped up their campaign to convince stockowners that the acquisition of WuXi PharmaTech Inc. (pronounced woo-shee) will benefit Charles River Labs by enabling it to offer global biopharmaceutical customers one-stop shopping for preclinical drug development and testing.

Among other advantages, they said, the combination of Charles River Labs and WuXi will result in additional annual revenue of at least $75 million to $100 million, starting in 2013.

“We remain as, if not more, enthused by this deal,’’ James C. Foster, the chief executive of Charles River Labs, said in an interview. “It’s a unique and powerful transaction. We have a deal that changes our ability to support our clients in a way that others can’t.’’

Institutional investors who believe Charles River Labs is overpaying had feared it might attempt an end run around shareholders. Those investors include its top two shareowners, hedge fund JANA Partners LLC and investment firm Neuberger Berman LLC, who together own more than 13 percent of the Wilmington drug-testing company.

Charles River Labs is required by the New York Stock Exchange, which lists its shares, to get stockholder approval for acquisitions where the stock paid out represents at least 20 percent of outstanding shares. Under terms of the deal with WuXi, the stock payout would equal more than 30 percent of Charles River shares.

By making the transaction all cash or lowering the price to allow the company to issue a smaller percentage of stock, Charles River Labs could have closed on the deal without a shareholder vote. But the end-run, while feasible, would have angered major investors. Foster insisted his company never intended to attempt such a move.

“We’re pleased that they committed to letting shareholders decide for themselves whether the company should proceed with this transaction,’’ said a JANA Partners spokesman in New York.

Shares of Charles River Labs climbed $1.10 to $35.60 on the Big Board, a gain of 3.2 percent.

John L. Sullivan, research director for health care investment bank Leerink Swann in Boston, said Charles River Labs’ pledge to hold the vote provides welcome reassurance to stockholders who may have questioned the deal.

“I’ve never heard management say they would consider other avenues,’’ Sullivan said. “This is something that was manufactured in the minds of some worried investors.’’

While the company’s fresh data on the WuXi acquisition — especially its new revenue estimates — make a “powerful argument’’ for the purchase, Sullivan said next month’s vote is likely to be a close call. “It remains a challenge for Charles River management to convince investors of their vision in this transaction,’’ he said.

JANA Partners, which bought a 7 percent stake in the company after it disclosed its plans to acquire Shanghai-based WuXi on April 26, has questioned whether the two firms can create a viable “one-stop shopping’’ model. The hedge fund also has criticized Charles River Labs’ track record in buying other companies, and cast doubts on the decision to finance the merger partly through stock at a time when it believes Charles River shares are undervalued.

“We intend to vote against the issuance of company stock required to complete the proposed acquisition, and we believe based on shareholder sentiment it is likely that a majority of the company’s shareholders will do the same,’’ Barry Rosenstein, the managing partner of JANA Partners, wrote in letter to Foster last month.

Noting that JANA snapped up Charles River Labs stock only after the acquisition disclosure, Foster said yesterday, “This is not a long-term shareholder who understands the company and is concerned about it.’’ He said many other investors — and Charles River Labs customers — support the company’s purchase of WuXi.

Foster said executives from Charles River Labs and WuXi, separately and together, have briefed stockowners on their proposed combination and will embark on another “road show’’ next week to seek support for the deal. He predicted it would be approved on Aug. 5.

Robert Weisman can be reached at weisman@globe.com.  [Missing Graphic Reference]

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements.  Those risks and uncertainties include, but are not limited to: 1) the possibility that the proposed combination may be delayed or not completed due to the failure to obtain stockholder or regulatory approvals or otherwise satisfy the conditions to the proposed combination as set forth in the acquisition agreement for the proposed combination;  2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve the expected transaction benefits, including the projected revenue synergies described above and improved customer service levels and anticipated cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.  For additional information on these and other important factors that could adversely affect Charles River’s or WuXi’s business, financial condition, results of operations and prospects, see "Risk Factors" (i) beginning on page 18 of Charles River’s Annual Report on Form 10-K and (ii) beginning on page 6 of WuXi’s 2009 Annual Report on Form 20-F, each filed at the SEC’s website www.sec.gov.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi.  In connection with the proposed transaction, Charles River has filed a definitive proxy statement with the SEC.  Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement has been mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders may also obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the definitive proxy statement is available free of charge at the SEC’s website, www.sec.gov or on Charles River’s website at www.criver.com/specialwuxi2010.

This document is not a solicitation of proxies from WuXi’s security holders to approve the proposed combination. In connection with the proposed transaction, WuXi has filed a scheme document that has been approved by the Grand Court of the Cayman Islands with the SEC on Form 6-K.  The approved scheme document has been mailed to WuXi’s security holders seeking their approval of the proposed combination.  Before making any voting or investment decisions, WuXi’s security holders are urged to read the approve scheme document and any other relevant documents filed with the SEC because they will contain important information. WuXi’s security holders will also be able to obtain a copy of the approved scheme document free of charge by directing a request to: 288 Fute Zhong Road, Waigaoqiao Free Trade Zone, Shanghai 200131, People’s Republic of China, Attention: Genyong Qiu.  In addition, the approved scheme document is available free of charge at the SEC’s website, www.sec.gov.  WuXi’s security holders may also access copies of the documents filed with the SEC by WuXi on WuXi’s website at www.wuxiapptec.com.

Charles River, WuXi and their respective directors and executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010.  Information regarding the interests of Charles River’s directors and certain members of Charles River’s management in the proposed transaction is set forth in the definitive proxy statement filed with the SEC.  Information regarding WuXi’s directors and executive officers is available in WuXi’s annual report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 23, 2010.  Information regarding the interests of WuXi’s directors and certain members of WuXi’s management in the proposed transaction is available in WuXi’s approved scheme document, which was filed on Form 6-K with the SEC on June 29, 2010.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities.  The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.